Dr. Robert Bartlett
1150 W. Medical Ctr. Dr.
MSRB2 B560
Ann Arbor, MI 48109

Consulting Agreement

THIS AGREEMENT (The “Agreement”) entered into as of June 15, 2011 between Dr. Robert Bartlett (“Consultant”) and CytoSorbents Corporation and its wholly-owned subsidiary CytoSorbents, Inc., a Nevada and Delaware corporation, respectively, with offices at 7 Deer Park Dr., Suite K, Monmouth Junction, NJ, 08852 (collectively, the “Company”).  This agreement replaces the earlier consulting agreement of April 2010.

Witnesseth

WHEREAS, the Consultant possesses expertise in the areas of Medicine and desires to make available his expertise for the benefits of the Company by providing services in such areas of expertise; and

WHEREAS, Company desires to engage Consultant as its Chief Medical Officer during the term of this Agreement;

NOW, THEREFORE, in view of the foregoing premises which are hereby incorporated as part of this Agreement, and consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
The services to be rendered by Consultant (the “Services”) are set forth in Exhibit “B”.  Services may be amended by written agreement of Consultant and the Company and in doing, additional Exhibits would be added.

2.
Consultant agrees that during the term of this Agreement, Consultant shall perform the Services in a timely fashion to the best of the Consultant’s abilities and in accordance with the Company’s reasonable requests.

Consultant agrees to comply with the relevant standard operating procedures of the Company as applicable, while performing Services.

3.
It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venture, or partner of Company.  Both parties acknowledge that Consultant is not an employee of Company for state or federal tax purposes.  Consultant shall retain right to perform services for others during the term of this agreement.

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4.
The Agreement may be terminated by Consultant upon sixty (60) days’ written notice, or by Company upon sixty (60) days’ notice.  Unless sooner terminated by either party, this Agreement shall remain in effect until December 31, 2011, and thereafter as mutually agreed to in writing.

5.
(a) Consultant recognizes and acknowledges that the data collected, developed, and maintained for Company by Consultant is a valuable property right of the Company and will be kept confidential and secret and therefore agrees to keep all information relating to such data in confidence and trust, and will not  use or disclose any such information without  the written consent of the Company, except as such use may be necessary in the ordinary course of Consultant’s performance of the Services for the Company.

(b) Consultant agrees that all documents and other physical property furnished to Consultant or produced by Consultant in connection with the performance of the Services shall be and remain the sole property of the Company upon request or upon the termination of the Agreement.
(c) Consultant agrees to execute Company Non Disclosure Agreement
(d) Consultant agrees any inventions or patents derived from consulting services shall be the property of CytoSorbents. Inc. and assigned to the Company at no further cost.

6.
In consideration of the Services rendered hereunder, Company shall compensate Consultant at the rate set forth in Exhibit “A” hereto, together with reimbursement for other out-of-pocket expenses actually incurred on behalf of the Company and approved in advance of the Company.  Travel expenses will be submitted within 5 working days of completion of the travel.  Company will reimburse the Consultant within 15 days from receipt of the expense report.  Consultant shall invoice Company as set forth in Exhibit “A” hereto.

7.
Consultant hereby represents that neither the execution of this Agreement, the consulting relationship with the Company nor the performance of the Services will violate any obligations of Consultant to any person, entity, including, without limitation, the obligation to keep confidential proprietary information of such person or entity.

8.
Each party shall indemnify the other from and hold it harmless against any loss, liability, damage, action, cause of action, cost or expense (including without limitation attorney’s fees) arising out of (a) any unauthorized act or omission of the indemnitor which may be determined to be binding upon the indemnitee, (b) any material breach of the obligations and undertakings of the indemnitor hereunder, or (c) the negligent, reckless or willful misconduct of the indemnitor.

9.	Company agrees to comply with all reasonable requests of Consultant (and provide reasonable access to documents) necessary to the performance of Consultant’s duties under this Agreement.

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10.
Should either party default in the performance of this Agreement or materially breach any of its provisions, the other party may terminate this Agreement by written notification to the other party.  For purposes of this section, material breach of this Agreement shall include, but not be limited to, failure to meet the deadlines, destruction of property, dishonesty, theft, or any actions which would tend to disparage the business reputation of either party in the community.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.	This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by Consultant and Company.

IN WITNESS WHEREOF Company and Consultant have executed this Agreement as of the date first above written.

CONSULTANT	CytoSorbents Corporation

/s/ Robert Bartlett	/s/ Phillip Chan 6/15/11
Dr. Robert Bartlett	Dr. Phillip Chan
Consultant	CEO
CytoSorbents Corporation

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 EXHIBIT “A”

CONSULTANT:

Dr. Robert Bartlett

RATE FOR SERVICE FOR:

Chief Medical Officer

Compensation:    $4,333.33 per month

Company will make payment to Consultant on a monthly basis.

Company will provide Consultant with Director and Officer insurance, as is customary per company policy.

Consultant will be eligible for bonus options at the end of the Term at the discretion of company management.

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EXHIBIT “B”

Consultant:  Dr. Robert Bartlett

Company:  CytoSorbents Corporation

Scope of work:  As Chief Medical Officer (CMO)

1.	Assist CytoSorbents in the European Sepsis Trial and other trials
a.	Weekly participation in calls with the European Sepsis Trial Principal Investigator
b.	Monthly participation in investigator’s meetings
c.	Field questions from investigators on the trial
d.	Interface with investigators in the trial on a regular basis to encourage recruitment
e.	Interface with the Data Safety Monitoring Board on behalf of the company and attend meetings
f.	Participation in the Sepsis Advisory Board
g.	Assistance with site selection, initiation, and recruitment
h.	Assist in troubleshooting the clinical trial
i.	Assist in the analysis and write up of clinical or experimental data
j.	Medical input regarding protocol changes
k.	Assist in regulatory filings
l.	Assist Cytosorbents in reasonable matters or questions relating to the trial(s)

2.	Assist CytoSorbents in discussions and/or filings with the FDA
a.	Attend scheduled FDA meetings
b.	Assist in developing the trial protocol

3.	Participate in discussions with potential strategic partners or investors as needed

4.	Act as a resource for CytoSorbent grant writing efforts

5.	Assist the company with manufacturing requirements requiring CMO input such as CMO sign off on production release of devices

6.	Assist with Market/clinical input on CytoSorbents’ technology applications

7.	Assist in supporting or initiating business development discussions

8.	Assist in making introductions to intensivists in Germany and other European countries and encouraging adoption and usage of CytoSorb

9.	Assist with other reasonable matters in the course of business that are mutually agreed upon

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